Exhibit 4.2(c)

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”) dated as of May 10, 2010 is made by and between VOLT INFORMATION SCIENCES, INC., a New York corporation (the “Pledgor”), and BANK OF AMERICA, N.A. in its capacity as administrative agent (the “Administrative Agent”) for the holders of the Secured Obligations (defined below).

WHEREAS, pursuant to that certain Credit Agreement (as amended, modified, supplemented, increased, extended, restated, refinanced or replaced from time to time, the "Credit Agreement") dated as of February 28, 2008 among the Pledgor, the subsidiaries party thereto, the Lenders party thereto and the Administrative Agent, the Lenders have agreed to make Loans and issue Letters of Credit upon the terms and subject to the conditions set forth therein; and

WHEREAS, this Agreement is required by the terms of the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.   Definitions.

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.  In addition, the following terms, as used herein, shall have the following meanings:

“Collateral Account” means that certain deposit account number 1499710376 maintained by the Pledgor at Bank of America, together with any substitutions therefor and replacements thereof.

“Credit Agreement Obligations” means, without duplication, all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Event of Default” means any of (a) the failure of the Pledgor to comply with the terms and conditions of this Agreement and (b) the existence of an Event of Default (as defined in the Credit Agreement).

“HSBC Foreign Obligations” means, collectively, any and all advances to, and debts, liabilities, obligations, covenants and duties of, any and all direct and indirect Foreign Subsidiaries of the Pledgor to HSBC Bank USA, National Association (or its subsidiaries and Affiliates), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any such Foreign Subsidiary or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“HSBC Foreign Obligations Guarantee” means the Pledgor’s absolute and unconditional guarantee of the HSBC Foreign Obligations, whether such guarantee is now existing or hereafter arising, and as the same may be amended and in effect from time to time.

“JPMC Foreign Obligations” means, collectively, any and all advances to, and debts, liabilities, obligations, covenants and duties of, any and all direct and indirect Foreign Subsidiaries of the Pledgor to JPMorgan Chase Bank, N.A. (or its subsidiaries and Affiliates), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any such Foreign Subsidiary or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“JPMC Foreign Obligations Guarantee” means the Pledgor’s absolute and unconditional guarantee of the JPMC Foreign Obligations, whether such guarantee is now existing or hereafter arising, and as the same may be amended and in effect from time to time.

“Secured Obligations” means, without duplication:  (a) the Credit Agreement Obligations; (b) the obligations of the Pledgor under the HSBC Foreign Obligations Guarantee, not exceeding the applicable Stipulated Foreign Guarantee Amount as in effect from time to time; (c) the obligations of the Pledgor under the JPMC Foreign Obligations Guarantee, not exceeding the applicable Stipulated Foreign Guarantee Amount as in effect from time to time; and (d) all reasonable costs and expenses incurred in connection with enforcement and collection of the foregoing, including the reasonable fees, charges and disbursements of counsel.

“Stipulated Foreign Guarantee Amount” means, as of the date of this Agreement, (a) in the case of the HSBC Foreign Obligations Guarantee, $500,000 and (b) in the case of the JPMC Foreign Obligations Guarantee, $7,500,000.  From time to time during the term of this Agreement, the Lender who is the lender thereunder (or whose subsidiary or other Affiliate is the lender thereunder) and the Pledgor may increase or decrease such Stipulated Foreign Guarantee Amount (for purposes of this Agreement), effective upon (i) prior written notice to the Administrative Agent in the form of Annex A hereto, (ii) acceptance of such notice by the Administrative Agent (which shall not be unreasonably withheld or delayed) and (iii) in the case of any increase, depositing additional cash in the Cash Collateral Account prior to (or concurrently) with giving effect to such increase in an amount sufficient such that, immediately after giving effect to such increase, the value of funds maintained on deposit in the Collateral Account shall be no less than 105% of the Baseline Amount (inclusive of the amount of such increase).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

Section 2.   Creation of Security Interest.  To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations, the Pledgor hereby grants to the Administrative Agent, for the benefit of the holders of the Secured Obligations, a continuing security interest in, and a right to set off against, any and all right, title and interest of the Pledgor in and to the following (hereinafter referred to collectively as the “Collateral”): (i) the Collateral Account, and all securities, investments, funds or interests in funds, money, time deposits or certificates of deposit or equivalent, in whatever currency denominated, and other interests and property now or hereafter held in the Collateral Account, and any and all renewals thereof and replacements therefor; and (ii) all proceeds (as defined in the UCC) of the Collateral Account, whether cash or non-cash.

Section 3.   Representations and Covenants.

(a)           Ownership.  The Pledgor is the legal and beneficial owner of the Collateral and has the right to pledge, sell, assign or transfer the same.

(b)           Security Interest/Priority.  The Pledgor hereby represents and warrants that the pledge and security interest created in Section 2 hereof is a first priority security interest in favor of the Administrative Agent and shall constitute at all times a valid and perfected security interest in and upon all of the Collateral.  The Pledgor shall not grant a security interest in or permit any security interest upon the Collateral to anyone except the Administrative Agent prior to the termination of this Agreement in accordance with its terms.

(c)           Minimum Deposits in Collateral Account.

(i)           At all times prior to the termination of this Agreement in accordance with its terms, the Pledgor shall cause the value of the funds maintained on deposit in the Collateral Account to be no less than 105% of the Baseline Amount.

(ii)           Notwithstanding clause (i) above, if the Administrative Agent notifies the Pledgor at any time that, as a result of changes in one or more Spot Rates, the funds maintained on deposit in the Collateral Account are less than 100% of the Baseline Amount, then, immediately upon receipt of such notice, the Pledgor shall (A) deposit additional funds into the Collateral Account, (B) prepay the Credit Agreement Obligations and/or Cash Collateralize the L/C Obligations, (C) with the consent of the applicable Lender, reduce the Stipulated Foreign Guarantee Amount; or (D) effect any combination of the forgoing; in any such case in an aggregate amount sufficient to cause the value of the funds maintained on deposit in the Collateral Account to be no less than 105% of the Baseline Amount.

(iii)           For purposes hereof, "Baseline Amount" means, as of any date of determination, the sum of (A) the Total Revolving Outstandings plus (B) prior to payment in full of the HSBC Foreign Obligations (other than any continuing inchoate indemnity obligations) (and termination of any commitments to make credit extensions thereunder), an amount equal to the then-applicable Stipulated Foreign Guarantee Amount relating thereto plus (C) prior to payment in full of the JPMC Foreign Obligations (other than any continuing inchoate indemnity obligations) (and termination of any commitments to make credit extensions thereunder), an amount equal to the then-applicable Stipulated Foreign Guarantee Amount relating thereto.

(d)           Further Assurances.  The Pledgor shall execute and deliver to the Administrative Agent concurrently with the execution of this Agreement, and at any time or times hereafter at the request of the Administrative Agent, all assignments, conveyances, assignment statements, financing statements, renewal financing statements, security agreements, control agreements, affidavits, notices and all other agreements, instruments and documents that the Administrative Agent may reasonably request, and will execute all necessary endorsements in order to perfect and maintain the security interests and liens granted herein by the Pledgor to the Administrative Agent and in order to fully consummate all of the transactions contemplated herein and under the Loan Documents.  In furtherance of the foregoing, the Pledgor hereby appoints the Administrative Agent as its attorney-in-fact for the purpose of making any of the foregoing endorsements and executing any such financing statements, documents and agreements.  The foregoing power of attorney shall be a power coupled with an interest and shall be irrevocable until payment in full of Secured Obligations.  The Pledgor hereby authorizes the Administrative Agent to prepare and file such financing statements (including continuation statements) or amendments thereof or supplements thereto or other instruments as the Administrative Agent may from time to time deem necessary or appropriate in order to perfect and maintain the security interests granted hereunder in accordance with the UCC.

Section 4.   Event of Default

(a)           Upon the occurrence of an Event of Default and during the continuation thereof, the Administrative Agent shall have, in respect of the Collateral, (i) the right, immediately to set off against the Secured Obligations any and all amounts in the Collateral Account, (ii) any and all of the rights and remedies contained in this Agreement, the other Loan Documents and/or otherwise permitted by Law and (iii) all the rights and remedies of a secured party under the UCC, all of which shall be cumulative to the extent permitted by Law.

(b)           If an Event of Default shall have occurred and be continuing, the Administrative Agent may apply (i) any cash then held by it as Collateral and (ii) the proceeds of any sale or other disposition of all or any part of the Collateral, in each case to the Secured Obligations in the following manner:

First, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees) of the Administrative Agent in connection with enforcing the rights of the holders of the Secured Obligations under this Agreement and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

Second, pro rata to (a) the outstanding Credit Agreement Obligations (which pro rata share will be applied to the reduction of the Credit Agreement Obligations in the order set forth in Section 9.03 of the Credit Agreement), (b) the outstanding obligations of the Pledgor under the HSBC Foreign Obligations Guarantee, to the extent constituting Secured Obligations and (c) the outstanding obligations of the Pledgor under the JPMC Foreign Obligations Guarantee, to the extent constituting Secured Obligations (in each case, based on the proportion that such then-outstanding Credit Agreement Obligations, such then-outstanding applicable obligations in respect of the HSBC Foreign Obligations Guarantee and such then-outstanding applicable obligations in respect of the JPMC Foreign Obligations, as the case may be, bears to the aggregate outstanding Secured Obligations); and

Last, the balance, if any, after all of the Secured Obligations (other than any continuing inchoate indemnity obligations) have been indefeasibly paid in full, to the Pledgor or as otherwise required by Law.

Section 5.   Miscellaneous.

(a)           Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)           Benefit.  This Agreement shall be binding upon the parties hereto (and, by their acceptance of the benefits hereof, the holders of the Secured Obligations) and their respective successors and assigns and shall inure, together with the rights and remedies of the Administrative Agent and the holders of the Secured Obligations hereunder, to the benefit of the parties hereto (and, by their acceptance of the benefits hereof, the holders of the Secured Obligations) and their respective successors and permitted assigns, except that the Pledgor may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and the Lenders.

(c)           Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of executed counterparts of this Agreement by telecopy or pdf shall be effective as an original.

(d)           Severability.  If any provision of any of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

(e)           Other Security; Deficiency.  To the extent that any of the Secured Obligations are now or hereafter secured by property other than the Collateral, or by a guarantee, endorsement or property of any other Person, then the Administrative Agent shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence of any Event of Default, and the Administrative Agent shall have the right, in its sole discretion, to determine which rights, security, liens, security interests or remedies the Administrative Agent shall at any time pursue, relinquish, subordinate, modify or take with respect thereto, without in any way modifying or affecting any of them or the Secured Obligations or any of the rights of the Administrative Agent or the holders of the Secured Obligations under this Agreement, under any other of the Loan Documents or under any other document relating to the Secured Obligations.  In the event that the proceeds of any sale, collection or realization of the Collateral are insufficient to pay all amounts to which the Administrative Agent or the holders of the Secured Obligations are legally entitled, the Pledgor (to the extent otherwise liable in the absence of this Agreement) shall remain liable for the deficiency, together with interest thereon at the Default Rate, together with the costs of collection and the fees, charges and disbursements of counsel.  Any surplus remaining after the full payment and satisfaction of the Secured Obligations shall be returned to the Pledgor or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.

(f)           Rights of Required Lenders.  All rights of the Administrative Agent hereunder, if not exercised by the Administrative Agent, may be exercised by the Required Lenders.

(g)           Amendments.  This Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated (other than termination in accordance with subsection (i) below) except in a written instrument executed by the Pledgor and the Administrative Agent and, if prior to payment in full of the Credit Agreement Obligations (other than any continuing inchoate indemnity obligations) (and termination of all Revolving Commitments), the Lenders.  Nothing in this subsection (g) shall alter the rights of the Administrative Agent under Section 10.06 of the Credit Agreement (Resignation of the Administrative Agent).

(h)           Release of Excess Amounts in Collateral Account.  From time to time prior to the termination of this Agreement, so long as no Event of Default exists, upon request of the Pledgor, the Administrative Agent shall instruct the depository bank with respect to the Collateral Account to distribute amounts in the Collateral Account that are in excess of the amount required to be maintained pursuant to Section 3(c) hereof to the Pledgor.

(i)           Termination.

(i)           This Agreement shall be a continuing agreement in every respect and shall remain in full force and effect until such time as:  (1) the Credit Agreement Obligations (other than any continuing inchoate indemnity obligations) have been paid in full and all commitments in respect thereto have been terminated ("CAO Termination"); or, if earlier, (2) the Cash Collateral Termination Date has occurred ("CCTD Termination").  At such time, this Agreement and the security interests granted hereunder shall be automatically terminated and the Administrative Agent shall, at the expense of the Pledgor, forthwith execute and deliver all documents reasonably requested by the Pledgor evidencing such termination.

(ii)           Notwithstanding clause (i) above, in the case where termination otherwise would  occur by virtue of a CAO Termination prior to a CCTD Termination, then this Agreement shall not then terminate and instead shall continue upon the terms, and subject to the conditions, contained in this clause (ii).  For this clause (ii) to apply, such CAO Termination must be prior to (x)  payment in full of the HSBC Foreign Obligations (other than any continuing inchoate indemnity obligations) and termination of any commitments to make credit extensions thereunder, and (y)  payment in full of the JPMC Foreign Obligations (other than any continuing inchoate indemnity  obligations) and termination of any commitments to make credit extensions thereunder.  In addition, not later than the time of such CAO Termination, the Lender who is the lender thereunder (or whose subsidiary or other Affiliate is the  lender thereunder) must give the Pledgor and the Administrative Agent notice of continuation.  If both foreign facilities still are outstanding, then each such applicable Lender may give such notice of continuation.  In the case where either or both such Lenders give such notice of continuation, such requesting Lender (or such  requesting Lenders, jointly) (A) upon such CAO Termination, automatically shall assume all rights and responsibilities of the Administrative Agent hereunder (and the existing Administrative Agent shall automatically be released from its rights and responsibilities hereunder), (B) shall designate a new collateral agent for purposes  of this Agreement, and (C) shall designate an account into which the amounts in the Collateral Account  (after giving effect to any release requested by the Pledgor under Section 5(h) hereof) shall be  transferred.  If such replacement and such transfer shall not have occurred within two Business  Days after the day on which this Agreement otherwise would have terminated but for this clause  (ii), then this clause (ii) automatically shall cease to apply and this Agreement automatically shall  terminate pursuant to clause (i) above.

(iii)           If this Agreement does not terminate by virtue of the application of clause (ii) of  this subsection, then promptly thereafter the Pledgor and the replacement collateral agent shall  negotiate in good faith for the purpose of amending this Agreement to reflect its continuing  applicability only to the HSBC Foreign Obligations Guarantee and/or the JPMC Foreign  Obligations Guarantee, as the case may be.

(j)           Concerning the Administrative Agent.

(i)           The obligations of the Administrative Agent hereunder to the holders of HSBC Foreign Obligations and/or JPMC Foreign Obligations shall be limited solely to (A) holding Collateral for the ratable benefit of such holders for so long as (1) any HSBC Foreign Obligations and/or JPMC Foreign Obligations remain outstanding and (2) any Credit Agreement Obligations are secured by such Collateral, (B) subject to the instructions of the Required Lenders, enforcing the rights of the holders of Secured Obligations hereunder in respect of Collateral and (C) distributing any proceeds received by the Administrative Agent from the sale, collection or realization of the Collateral to the holders of Secured Obligations in accordance with the terms of this Agreement.  No holder of HSBC Foreign Obligations and/or JPMC Foreign Obligations (in its capacity as such) shall be entitled to exercise (or to direct the Administrative Agent to exercise) any rights or remedies hereunder with respect to the Secured Obligations, including without limitation the right to receive any payments, enforce any Liens, request any action, institute proceedings, give any instructions, make any election, notice account debtors, make collections, sell or otherwise foreclose on any portion of the Collateral or execute any amendment, supplement, or acknowledgment hereof.  This Agreement shall not create any liability of the Administrative Agent or the Lenders to the holders of HSBC Foreign Obligations and/or JPMC Foreign Obligations by reason of actions taken with respect to the creation, perfection or continuation of Liens on the Collateral, actions with respect to the occurrence of an Event of Default, actions with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any of the Collateral or actions with respect to the collection of any claim for all or any part of the Secured Obligations from any account debtor, guarantor or any other party or the valuation, use or protection of the Collateral.

(ii)           The Administrative Agent shall not have any duty or obligation to manage, control, use, sell, dispose of or otherwise deal with the Collateral, or, to otherwise take or refrain from taking any action under, or in connection with, this Agreement, except, as expressly provided by the terms and conditions of this Agreement.  The Administrative Agent may take, but shall have no obligation to take, any and all such actions under this Agreement or otherwise as it shall deem to be in the best interests of the holders of the Secured Obligations in order to maintain the Collateral and protect and preserve the Collateral and the rights of the holders of the Secured Obligations hereunder.

(iii)           The Administrative Agent shall not be responsible in any manner whatsoever for the correctness of any recitals, statements, representations or warranties contained herein.  The Administrative Agent makes no representation as to the value or condition of the Collateral or any part thereof, as to the title of the Pledgor to the Collateral, as to the security afforded by this Agreement or, as to the validity, execution, enforceability, legality or sufficiency of this Agreement, and the Administrative Agent shall incur no liability or responsibility in respect of any such matters.  The Administrative Agent shall not be required to ascertain or inquire as to the performance by the Pledgor or any of its Affiliates of the Secured Obligations.

(iv)           The Administrative Agent shall not be responsible for insuring the Collateral, for the payment of taxes, charges, assessments or liens upon the Collateral or otherwise as to the maintenance of the Collateral.  The Administrative Agent shall have no duty to the holders of the Secured Obligations as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Administrative Agent or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, except the duty to accord such of the Collateral as may be in its possession substantially the same care as it accords its own assets and the duty to account for monies received by it.

(v)           The Administrative Agent may execute any of the powers granted under this Agreement and perform any duty hereunder either directly or by or through agents or attorneys-in-fact, and shall not be responsible for the gross negligence or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care and without gross negligence or willful misconduct.

(vi)           The Administrative Agent shall not be deemed to have actual, constructive, direct or indirect notice or knowledge of the occurrence of any Event of Default unless and until the Administrative Agent shall have received a notice of Event of Default or a notice from any of the Pledgor or the Lenders to the Administrative Agent in its capacity as Administrative Agent indicating that an Event of Default has occurred.  The Administrative Agent shall have no obligation either prior to or after receiving such notice to inquire whether an Event of Default has, in fact, occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice so furnished to it.

[Remainder of Page Blank.  Signature Pages Follow.]

The Pledgor has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

PLEDGOR		VOLT INFORMATION SCIENCES, INC., a New York corporation
		By:	/s/ Jack Egan
		Name:	Jack Egan
		Title:	Senior Vice President & CFO

Accepted and agreed as of the date first above written. BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Roberto Salazar
Name:	Roberto Salazar
Title:	Assistant Vice President

ANNEX A

INCREASE OF STIPULATED FOREIGN GUARANTEE AMOUNT

To:	Bank of America, N.A., as Administrative Agent

Re:
Security Agreement, dated as of May 11, 2010, by and between Volt Information Sciences, Inc. (the “Pledgor”), and Bank of America, N.A. in its capacity as administrative agent (the “Administrative Agent”).

Reference is made to the Security Agreement, the defined terms of which are incorporated herein by reference.

As contemplated by the Security Agreement, [INSERT NAME OF LENDER] (the “Lender”) and the Pledgor hereby request that the Stipulated Foreign Guarantee Amount with respect of the [HSBC][JPMC] Foreign Obligations Guarantee be increased by $____________ [INSERT REQUESTED INCREASE AMOUNT] (the “Increase Amount”), which shall increase the Stipulated Foreign Guarantee Amount with respect of the [HSBC][JPMC] Foreign Obligations Guarantee from $__________________ [INSERT EXISTING AMOUNT] to $__________________ [INSERT NEW AMOUNT].

The Pledgor and the Lender represent to the Administrative Agent that as of the date hereof, no advances or extensions of credit have been made by the Lender (or any of its subsidiaries or Affiliates) to the Pledgor (or any of its subsidiaries or Affiliates) in respect of the Increase Amount.

The Pledgor hereby agrees, as a condition precedent to the effectiveness of this agreement, to deposit $____________ [INSERT AMOUNT NECESSARY SO THAT AFTER GIVING EFFECT TO SUCH DEPOSIT, THE BALANCE OF THE COLLATERAL ACCOUNT IS AT LEAST 105% OF THE NEW BASELINE AMOUNT] in the Collateral Account.

Upon confirmation by the Administrative Agent that such funds have been deposited in the Collateral Account, the Stipulated Foreign Guarantee Amount with respect of the [HSBC][JPMC] Foreign Obligations Guarantee shall be immediately increased to $____________ [INSERT NEW AMOUNT].

This the _____ day of _________________, ________.

VOLT INFORMATION SCIENCES, INC.	[LENDER]

By: ________________________________ Name: Title:	By: ________________________________ Name: Title:

Accepted and agreed this ____ day of ____________, _______.

BANK OF AMERICA, N.A., as Administrative Agent

By: ________________________________ Name: Title: